UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 14, 2026
Dream Finders Homes, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-39916	85-2983036
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14701 Philips Highway, Suite 300 Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (904) 644-7670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	DFH	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Subscription Agreements and Certificate of Designations for Series B Convertible Preferred Stock
On September 14, 2026, Dream Finders Homes, Inc., a Texas corporation (the “Company”), entered into Subscription Agreements (the “Subscription Agreements”) with certain institutional investors (collectively, the “Purchasers”). Pursuant to the Subscription Agreements, the Company sold to the Purchasers 225,000 shares of newly-created Series B Convertible Preferred Stock at a first closing, which occurred on September 14, 2026 (the “First Closing”) with an initial liquidation preference of $1,000 per share and a par value of $0.01 per share (the “Series B Convertible Preferred Stock”), for an aggregate purchase price of $225.0 million (the “Purchase Price”). At the First Closing, the Purchasers received an original issue discount equal to 2.50% of the Purchase Price, which was netted from the amount funded by each Purchaser to the Company on the First Closing. The Subscription Agreements contain customary representations, warranties and covenants of the Company and the Purchasers.
The Company used the proceeds from the sale of the Series B Convertible Preferred Stock from the First Closing to redeem the Company’s existing Series A Convertible Preferred Stock, with the remainder to be used for general corporate purposes.
Pursuant to the Subscription Agreements, subject to certain exceptions set forth therein, no Purchaser may transfer any Series B Convertible Preferred Stock, or any Class A common stock issued upon conversion thereof, until the earlier of (i) the 18-month anniversary following the First Closing and (ii) the announcement of a Fundamental Change, in each case without the prior written consent of the Company. Each Purchaser is also generally prohibited from transferring any Series B Convertible Preferred Stock or Class A common stock to any competitor of the Company or other disqualified holder.
As previously disclosed in the Company’s Current Report on Form 8-K filed on August 7, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bulldogs Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Beazer Homes USA, Inc. (“Beazer”). Pursuant to the Subscription Agreements, subject to and contingent upon satisfaction of the conditions to the consummation of the transactions contemplated by the Merger Agreement (the “Merger”) by the Company, the Company agreed to sell, and the Purchasers agreed to purchase, an aggregate of 450,000 additional shares of Series B Convertible Preferred Stock (the “Additional Shares”) at a second closing (the “Second Closing”) at the same purchase price per share and original issue discount. The Second Closing will occur on or before the third business day following the Company’s notice to the Purchasers that all conditions to the consummation of the transactions contemplated by the Merger Agreement have been satisfied or waived. The Company will use the proceeds from any sale of Additional Shares to fund a portion of the consideration payable in connection with the closing of the transactions contemplated by the Merger Agreement, with the remainder of such proceeds to be used for general corporate purposes.
In connection with the First Closing, the Company filed a Certificate of Designations with respect to the Series B Convertible Preferred Stock, which is included as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01 (the “Certificate of Designations”). Pursuant to the Certificate of Designations, the Series B Convertible Preferred Stock will rank senior to the Company’s Class A and Class B common stock with respect to dividends and distributions on liquidation, winding-up and dissolution. Upon a liquidation, dissolution or winding up of the Company, each share of Series B Convertible Preferred Stock will be entitled to receive the greater of (i) the sum of the initial liquidation preference of $1,000 per share, plus all accumulated and unpaid dividends thereon (including any outstanding deferred dividend amounts), and (ii) after the Non-Convertible Period (as defined herein), the as-converted value of such share calculated pursuant to the calculation of an Optional Conversion or Fundamental Change Conversion (each as defined within the Certificate of Designations). In addition, the Series B Convertible Preferred Stock will have the following terms:
•Cumulative Dividends. The Series B Convertible Preferred Stock will accumulate cumulative dividends at a rate per annum equal to 12.00%, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2026. The dividend rate will increase by 0.50% on the date after the sixth anniversary of the First Closing date, and by an additional 0.50% every six months thereafter, subject to a maximum rate of 15.00%. The Company may, in its sole discretion, defer payment of all or part of any dividend. During any deferral period, the Company may not declare or pay dividends on, or redeem, purchase or otherwise acquire for consideration, any junior equity securities (including common stock) or any equity securities on parity with the Series B Convertible Preferred Stock with respect to the payment of dividends, subject to customary exceptions.

•Duration and Conversion Rights. The Series B Convertible Preferred Stock will be perpetual with redemption and conversion rights. The Series B Convertible Preferred Stock will not be convertible by the Purchasers prior to the sixth anniversary of the First Closing date (the “Non-Convertible Period”), except in connection with a Fundamental Change (as defined in the Certificate of Designations) or upon the occurrence of an uncured breach by the Company of the protective covenants discussed below. Following the Non-Convertible Period, the Series B Convertible Preferred Stock will be convertible into shares of Class A common stock at a conversion price equal to the average of the closing price of the Class A common stock over the 90 trading days immediately preceding, but not including, the date of the conversion notice, less a 20.0% discount (the “Conversion Discount”), and subject to a floor conversion price of $4.19. If conversion is triggered by an uncured breach of the protective covenants, the Conversion Discount will be 25.0%.
•Company Redemption Right. Following the third anniversary of the First Closing date, the Company will have the option to redeem all or any portion of the Series B Convertible Preferred Stock for an amount, in cash, equal to (i) 102.0% of the liquidation preference, if redeemed after the third anniversary and on or before the fourth anniversary, (ii) 101.0% of the liquidation preference, if redeemed after the fourth anniversary and on or before the fifth anniversary, and (iii) 100.0% of the liquidation preference, if redeemed after the fifth anniversary, and in each case, plus accumulated and unpaid dividends.
•Protective Covenants. For so long as any Series B Convertible Preferred Stock is outstanding, the Company will comply with all covenants set forth in (i) the Company’s Amended and Restated Credit Agreement with Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”) (including, without limitation, affirmative, negative, and financial covenants); and (ii) any agreement between the Company and any Purchaser or its affiliates. Any amendment, restatement, modification, waiver, replacement in any manner (whether upon or after termination or otherwise) or refinancing in whole or in part of the Credit Agreement that would adversely and materially affect the rights of the holders of Series B Convertible Preferred Stock will require the written consent of the holders of at least 85.0% of the outstanding Series B Convertible Preferred Stock (which holders must include certain of the Purchasers for so long as such Purchasers hold at least 25.0% of the outstanding Series B Convertible Preferred Stock). Non-compliance beyond any applicable cure period with the protective covenants (in the case of the protective covenants related to the Credit Agreement), if uncured for more than 90 days beyond the applicable cure period, will accelerate the conversion right with a 25.0% Conversion Discount.
•Voting Rights. Except as set forth below under “—Minority Protective Provisions” and as required by applicable law or for amendments to the Certificate of Designations or Certificate of Formation that adversely affect the terms of the Series B Convertible Preferred Stock, the shares of Series B Convertible Preferred Stock have no voting rights.
•Fundamental Change. Upon the occurrence of a Fundamental Change (as defined in the Certificate of Designations, which includes, among other events, a change of control, sale of substantially all assets, or Patrick Zalupski, the Company’s President and Chief Executive Officer, ceasing to beneficially own at least 50.0% of both the voting power and economic interest of the Company), each holder of Series B Convertible Preferred Stock will have the right to (i) convert all or any portion of such holder’s Series B Convertible Preferred Stock into Class A common stock at a conversion price equal to the volume-weighted average price of the Class A common stock for the 30 trading days beginning on, and including, the First Closing date (without regard to the Non-Convertible Period), and/or (ii) require the Company to redeem all or any portion of such holder’s Series B Convertible Preferred Stock for an amount in cash equal to the greater of the as-converted value and the liquidation preference, plus (a) accumulated and unpaid dividends and (b) if and only if the Fundamental Change Redemption Date (as defined in the Certificate of Designations) occurs on or prior to September 14, 2029, an amount equal to the regular dividends that would have accumulated on such share of Series B Convertible Preferred Stock from and after the date of the Fundamental Change and through September 14, 2029.

•Minority Protective Provisions. For so long as any Series B Convertible Preferred Stock is outstanding, the consent of the holders of at least 85.0% of the outstanding Series B Convertible Preferred Stock (which holders must include certain of the Purchasers for so long as such Purchasers hold at least 25.0% of the outstanding Series B Convertible Preferred Stock) shall be required to (i) amend, modify, or waive the Certificate of Designations or the Company’s Certificate of Formation or Bylaws in a manner that adversely alters the rights, powers, preferences, or privileges of the holders of the Series B Convertible Preferred Stock, (ii) effect any amendment, restatement, modification, or waiver of the Credit Agreement that would adversely and materially affect the rights of holders of the Series B Convertible Preferred Stock, (iii) create any new class or series of shares having rights, preferences, or privileges senior to or on parity with the Series B Convertible Preferred Stock, or increase or decrease the authorized number of shares of Series B Convertible Preferred Stock, or issue any additional shares of Series B Convertible Preferred Stock (other than pursuant to the Subscription Agreements) or (iv) consummate a binding share exchange or reclassification involving the Series B Convertible Preferred Stock, or a merger or consolidation of the Company with another entity, unless the Series B Convertible Preferred Stock remains outstanding without adverse modification or equivalent securities are issued by the surviving entity.
•Information Rights. For so long as any Purchaser holds any of the Series B Convertible Preferred Stock, the Purchasers will receive certain information rights, including the right to receive the same financial, business, and other information that is provided to the administrative agent and lenders under the Credit Agreement, at the same time as it is provided to such lenders.
Pursuant to the terms of the Certificate of Designations, unless and until approval of a majority of the Company’s shareholders is obtained as contemplated by New York Stock Exchange listing rules (the “Requisite Shareholder Approval”), no shares of Class A common stock will be issued or delivered upon conversion of any Series B Convertible Preferred Stock to the extent that such issuance would exceed 19.99% of the outstanding shares of Class A common stock as of the date of execution of the Subscription Agreements in the aggregate. In addition, the Series B Convertible Preferred Stock includes a beneficial ownership limitation prohibiting conversions that would cause any Purchaser to beneficially own more than 4.99% of the Class A common stock outstanding after giving effect to any conversion (which limitation may be increased to 19.99% upon 60 days prior notice to the Company). The Company has agreed to seek shareholder approval for the issuance of shares of Class A common stock upon conversion of the Series B Convertible Preferred Stock at the first annual meeting of shareholders to occur after the First Closing.
Investor Rights Agreement
In connection with the First Closing, the Company entered into separate investor rights agreements with each Purchaser, a form of which is included as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01 (each, an “Investor Rights Agreement” and collectively, the “Investor Rights Agreements”). The Investor Rights Agreements provide as follows:
•Board Observer Rights. For so long as each Purchaser continues to beneficially own any shares of Series B Convertible Preferred Stock, such Purchaser, shall have the right to designate one individual each to be present in a non-voting, non-fiduciary observer capacity (each, a “Board Observer”) at all meetings of the Company’s Board of Directors (the “Board of Directors”), including any telephonic or electronic meetings. If following designation as a Board Observer, the Board Observer resigns, is removed, or is otherwise unable to serve for any reason, the applicable Purchaser shall be entitled to designate a replacement Board Observer.
•Standstill. For a period of 18 months after the First Closing, each Purchaser agreed, among other things, not to (i) make any public statement, proposal, or offer with respect to, or otherwise solicit, seek, or offer to effect, any business combination, merger, tender offer, or restructuring involving the Company, or any acquisition of the Company’s securities or assets, (ii) seek representation on the Board of Directors or otherwise seek to control or influence the management, the Board of Directors, or policies of the Company, or (iii) acquire, of record or beneficially, any additional securities of the Company, subject to certain exceptions.
•Voting Agreement. Upon conversion of the Series B Convertible Preferred Stock into shares of Class A common stock, and for so long as such Purchaser continues to beneficially own at least five percent of the then outstanding shares of Class A common stock, the Purchasers agree to vote all shares of Class A common stock then held by such Purchasers in accordance with the recommendation of the Board of Directors on all matters submitted to a vote of the shareholders, other than with respect to Excluded Matters (as defined in the Investor Rights Agreements).

•Right of First Refusal. Pursuant to the Investor Rights Agreements, certain of the Purchasers will have a right of first refusal on the issuance of any preferred stock of the Company while any shares of Series B Convertible Preferred Stock remain outstanding, subject to certain exceptions.
Registration Rights Agreement
As part of the First Closing of the sale of the Series B Convertible Preferred Stock, the Company and the Purchasers entered into a Registration Rights Agreement, a form of which is included as Exhibit 10.3 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01 (the “Registration Rights Agreement”), pursuant to which, among other things, the Company will grant the Purchasers certain registration rights. Under the Registration Rights Agreement, no later than 90 days after the closing of the transactions contemplated by the Merger Agreement (or its earlier termination), the Company shall file a registration statement on Form S-3 covering the resale of the Series B Convertible Preferred Stock and the maximum number of shares of Class A common stock issuable upon conversion of the Series B Convertible Preferred Stock for an offering to be made on a continuous basis pursuant to the Securities and Exchange Commission’s (the “SEC”) Rule 415. The Company will use reasonable best efforts to cause such registration statement to become effective under the Securities Act of 1933, as amended (the “Securities Act”) no later than 180 days following the closing of the transactions contemplated by the Merger Agreement (or its earlier termination). In addition, the Purchasers have rights to demand the registration of the Series B Convertible Preferred Stock and the shares of Class A common stock issuable upon conversion thereof in certain instances, and have piggyback registration rights with respect to offerings by the Company. Furthermore, subject to certain limitations set forth in the Registration Rights Agreement, the holders of the Series B Convertible Preferred Stock have the right to effect shelf takedowns, including underwritten offerings, underwritten block trades, and other coordinated offerings.
Voting Agreement
In connection with the transactions described above, Mr. Zalupski entered into a voting agreement with the Company, which is included as Exhibit 10.4 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01(the “Voting Support Agreement”), pursuant to which Mr. Zalupski agreed to vote (or cause to be voted) all shares of capital stock of the Company beneficially owned by Mr. Zalupski and his affiliates in favor of the Company’s proposal to obtain the Requisite Shareholder Approval. In addition, during the Voting Period (as defined in the Voting Support Agreement), Mr. Zalupski agreed not to sell, transfer, assign, distribute, gift or otherwise dispose of any shares of capital stock that would cause Mr. Zalupski (together with his affiliates) to cease to control and retain voting power representing more than 50.0% of the total voting power of all of the Company’s outstanding shares of capital stock, unless pursuant to a Permitted Transfer (as defined in the Voting Support Agreement).
The foregoing descriptions of the transactions contemplated by the Subscription Agreements, Investor Rights Agreements, Registration Rights Agreement, the Voting Agreement and the terms of the Series B Convertible Preferred Stock pursuant to the Certificate of Designations do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such agreements or forms of such agreements, as applicable, which are included as Exhibits 10.1, 10.2, 10.3, 10.4 and 3.1, respectively, to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.
Item 3.02. Unregistered Sales of Equity Securities.
As described in Item 1.01 above, pursuant to the Subscription Agreements, on September 14, 2026, the Company sold 225,000 shares of Series B Convertible Preferred Stock to the Purchasers at the First Closing and agreed to sell 450,000 additional shares of Series B Convertible Preferred Stock in connection with the consummation of the Merger at the Second Closing. The offer and sale of the shares of Series B Convertible Preferred Stock through the Subscription Agreements are being made in reliance on an exemption from registration under the Securities Act, pursuant to Section 4(a)(2) thereof. The information in Item 1.01 of this Current Report on Form 8-K under the heading “Subscription Agreements and Certificate of Designations for Series B Convertible Preferred Stock” is incorporated by reference into this Item 3.02.

Item 3.03. Material Modification to Rights of Security Holders.
As previously reported on a Current Report on Form 8-K filed by the Company on August 14, 2026, the Company indicated that it would use the net proceeds from the sale of the Series B Convertible Preferred Stock from the First Closing to redeem the Company’s existing Series A Convertible Preferred Stock. In connection with the First Closing, the Company redeemed all outstanding shares of the Company’s Series A Convertible Preferred Stock at a redemption price of $1,028.50 per share, which amounted to a cumulative redemption amount of approximately $154.3 million.
The disclosure set forth above in Item 1.01 under the heading “Subscription Agreements and Certificate of Designations for Series B Convertible Preferred Stock” is incorporated by reference into this Item 3.03.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The Company filed the Certificate of Designations with respect to the Series B Convertible Preferred Stock with the Secretary of State of Texas effective September 14, 2026. The disclosure set forth above in Item 1.01 under the heading “Subscription Agreements and Certificate of Designations for Series B Convertible Preferred Stock” is incorporated by reference into this Item 5.03.
Cautionary Statement Regarding Forward-Looking Information
The information presented herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving the Company’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and the Company does not assume any duty to update forward-looking statements other than as required by law. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
In addition to factors previously disclosed in the Company’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements and historical performance: the occurrence of any event, change or other circumstances that could give rise to the right of any of the parties to terminate the Subscription Agreements or the Merger Agreement; the outcome of any legal proceedings that may be instituted against the Company or Beazer; the failure of Beazer to obtain necessary shareholder and regulatory approvals or to satisfy any of the other conditions to the Merger on a timely basis or at all; the possibility that the anticipated benefits of the Merger are not realized when expected or at all; the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger; the Company’s ability to obtain financing and complete the acquisition and integration of Beazer successfully or fully realize cost savings and other benefits and other consequences associated with mergers, acquisitions and divestitures; negative effects of announcing the Merger or the consummation of the Merger on the market price of the Company’s common stock, credit ratings or operating results; and the potential impact of announcement of the Merger or consummation thereof on relationships, including with employees, customers and competitors.
Any forward-looking statements contained in this Current Report on Form 8-K are made only as of the date hereof and should not be relied upon as representing the Company’s views as of any subsequent date, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
3.1	Certificate of Designations of Dream Finders Homes, Inc., effective September 14, 2026.
10.1*	Form of Subscription Agreement.
10.2	Form of Investor Rights Agreement.
10.3	Form of Registration Rights Agreement.
10.4	Voting Agreement, by and between Dream Finders Homes, Inc. and Patrick Zalupski.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)
* Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREAM FINDERS HOMES, INC.

Date: September 15, 2026	By:	/s/ Robert E. Riva
Robert E. Riva
Vice President, General Counsel and Corporate Secretary